Exhibit 10.3

SPONSOR AND SUPPORTING SPONSOR STOCKHOLDERS LOCK-UP AGREEMENT

This SPONSOR AND SUPPORTING SPONSOR STOCKHOLDERS LOCK-UP AGREEMENT (this “Agreement”), dated as of September 27, 2021, is made by and among Gores Guggenheim Sponsor LLC, a Delaware limited liability company (“Sponsor”), Gores Guggenheim, Inc., a Delaware corporation (“GG”), Polestar Automotive Holding Limited, a Hong Kong Company (“Parent”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”), and each of the undersigned directors of GG (each a “Supporting Sponsor Stockholder” and collectively, the “Supporting Sponsor Stockholders”). Sponsor, GG, Parent, ListCo and the Supporting Sponsor Stockholders shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, GG, Parent, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore, Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden, ListCo and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo, are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each of Sponsor and each Supporting Sponsor Stockholder is agreeing to (a) support and vote in favor of all of the Transaction Proposals, (b) waive all adjustments to the conversion ratio set forth in GG’s Governing Documents with respect to its GG Class F Shares, (c) be bound by certain transfer restrictions with respect to their GG Shares and GG Warrants, as applicable, prior to Closing, (d) be bound by certain lock-up provisions during the Lock-Up Period (as defined herein) with respect to the ListCo Class A ADSs issued pursuant to the Business Combination Agreement in respect of the GG Class F Shares held by the Sponsor or the Supporting Sponsor Stockholders immediately prior to the Closing (the “ListCo Covered Shares”), subject to the terms and conditions set forth herein and (e) with respect to Sponsor only, the forfeiture of up to 1,501,651 GG Class F Shares under the circumstances specified herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Section 1. Agreement to Vote; Agreement to Consent. Prior to the Termination Date (as defined herein), each of Sponsor and each Supporting Sponsor Stockholder, in its capacity as a stockholder of GG, irrevocably and unconditionally agrees that: at the meeting of GG’s stockholders to be convened for the purpose of obtaining the requisite stockholder approval of the Transaction Proposals in connection with the Transactions or any other meeting of GG’s stockholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), such Sponsor and Supporting Sponsor Stockholder shall (a) if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares (as defined herein) owned by such Sponsor and Supporting Sponsor Stockholder as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum; (b) vote, or cause to be voted, at such meeting all of such Sponsor and Supporting Sponsor Stockholder’s Covered Shares owned as of the record date for such meeting in favor of each of the Transaction Proposals; (c) vote, or cause to be voted, at such meeting all of such Sponsor and Supporting Sponsor Stockholder’s Covered Shares against any GG Alternate Transaction; and (d) vote, or cause to be voted, at such meeting all of such Sponsor and Supporting Sponsor Stockholder’s Covered Shares and against any other action that would reasonably be expected to (i) prevent, materially impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, (ii) change in any manner the capitalization of, including the voting rights of any class of Equity Securities of GG other than as contemplated by the Business Combination Agreement or (iii) result in any liquidation, dissolution or other change in GG’s corporate structure or business other than as contemplated by the Business Combination Agreement.

The obligations of each of Sponsor and each Supporting Sponsor Stockholder specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the GG Board or there is, or is reasonably expected to be, a GG Change of Recommendation or GG Intervening Event. For purposes of this Agreement, “Covered Shares” means all GG Class F Shares held by such Sponsor and Supporting Sponsor Stockholder, as applicable, as of the date hereof together with any GG Class F Shares acquired by such Sponsor and Supporting Sponsor Stockholder, as applicable, after the date hereof.

Section 2. Waiver of Anti-dilution Protection. With respect to its Covered Shares, each of Sponsor and each Supporting Sponsor Stockholder hereby waives and shall refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of GG, any rights to adjustment of the conversion ratio with respect to the GG Class F Shares owned by Sponsor set forth in the Governing Documents of GG or otherwise (including the rights set forth in Section 4.3(b) of the Certificate of Incorporation of GG, dated as of December 21, 2020). Notwithstanding anything to the contrary contained herein, Sponsor shall not be prohibited from waiving, asserting or perfecting any of the foregoing rights in the event the Business Combination Agreement is validly terminated in accordance with its terms. If the Business Combination Agreement is so terminated, then this Section 2 shall be deemed null and void ab initio.

Section 3. Transfer of Shares.

(a) Each of Sponsor and each Supporting Sponsor Stockholder agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of both GG and Parent (which consent may be given or withheld by GG and/or Parent in their sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, hypothecate, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise, for avoidance of doubt, including by any other Transfer, as defined in those certain Letter Agreements, dated as of March 25, 2021, by and between GG and each of Sponsor and each Supporting Sponsor Stockholder (the “Letter Agreement”)), or enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit sharing arrangement) with respect to, or consent to, a transfer to another, in whole or in part, any of the economic consequences of ownership (collectively, a “Transfer”), any or all of its Covered Shares and GG Warrants, (ii) grant any proxies or powers of attorney with respect to any or all of its Covered Shares and GG Warrants held by it (except in connection with voting by proxy at a meeting of stockholders of GG as contemplated in Section 1), or (iii) permit to exist any Lien with respect to any or all of its Covered Shares and GG Warrants other than those created by this Agreement; provided, that any Lien with respect to Covered Shares and GG Warrants that would not prevent, impair or delay its ability to comply with the terms and conditions of this Agreement shall be permitted and shall not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3(a) shall not prohibit a Transfer by each of Sponsor and each Supporting Sponsor Stockholder of any of its Covered Shares, (A) in the case of an individual, by bona fide gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (B) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (C) in the case of an individual, pursuant to a qualified domestic relations order; or (D) in the case of an entity, by virtue of such entity’s Governing Documents upon liquidation or dissolution of such entity; provided, that, in each case, such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor or such Supporting Sponsor Stockholder hereunder and to be bound by the terms of this Agreement.

(b) Subject to the exceptions set forth herein, each of Sponsor and each Supporting Sponsor Stockholder agrees that, without the prior written consent of the ListCo Board, for a period from the Closing Date through the date that is 180 days after the Closing Date (the “Lock-Up Period”), it shall not, and shall cause its Affiliates not to, (i) Transfer any or all of the ListCo Covered Shares held by Sponsor or such Supporting Sponsor Stockholder, as applicable, immediately after the Closing or (ii) publicly announce any intention to effect any Transfer of ListCo Covered Shares during the Lock-Up Period. Notwithstanding the foregoing, this Section 3(b) shall not apply to, (A) in the case of an entity, pro rata distributions from Sponsor or such Supporting Sponsor Stockholder to any direct or indirect stockholder, partner, member or Affiliate of Sponsor or such Supporting Sponsor Stockholder or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with Sponsor or such Supporting Sponsor Stockholder or Affiliates of Sponsor or such Supporting Sponsor Stockholder, (B) in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, to an affiliate of such person or to a charitable organization, (C) in the case of an individual, Transfers by will or by virtue of laws of descent and distribution upon death of the individual, (D) in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement, (E) in the case of an entity, Transfers by virtue of such entity’s Governing Documents upon liquidation or dissolution of such entity, (F) exercise of any options or warrants to purchase ListCo Covered Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) and (G) acceptance, or execution and delivery, of an irrevocable commitment to or undertaking to accept (without any further agreement to Transfer any Covered Shares or interest therein) a tender offer or similar transaction made by a third party to all of holders of ListCo’s Class A Shares in accordance with applicable Law, including Securities Laws, to acquire greater than 50% (which minimum condition shall be non-waivable) of the outstanding ListCo Class A for cash, securities or other property; provided, that in the case of clauses (A) through (E) and clause (G), such Transfers shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of Sponsor or such Supporting Sponsor Stockholder hereunder and to be bound by the terms of this Section 3(b).

(c) Any Transfer in violation of this Section 3 shall be null and void ab initio.

Section 4. Surrender of Shares. Sponsor agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 9.01 and 9.03 of the Business Combination Agreement, immediately prior to the Closing, Sponsor shall surrender 1,501,651 shares of GG Class F Shares (the “Surrendered Shares”), which Surrendered Shares will be cancelled by GG.

Section 5. Redemption; Other Covenants.

(a) Unless this Agreement shall have been terminated in accordance with Section 7, each Supporting Sponsor Stockholder hereby agrees that such Supporting Sponsor Stockholder shall not effect a GG Stockholder Redemption.

(b) Each of Sponsor and each Supporting Sponsor Stockholder hereby agrees to be bound by and subject to (and the following sections are hereby incorporated herein, mutatis mutandis) (i) Section 8.04 (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provision applies to GG and (ii) Sections 8.06(a), (d) and (e) (Confidentiality; Publicity) of the Business Combination Agreement, to the same extent as such provision applies to the parties to the Business Combination Agreement.

(c) Each of GG, Sponsor and each Supporting Sponsor Stockholder agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Letter Agreement.

Section 6. Amendment to the Letter Agreement

(a) Each of GG, Sponsor and each Supporting Sponsor Stockholder hereby agrees that, effective as of the Closing Date (and not before):

(i) paragraph (a) of Section 7 of the Letter Agreement shall be amended and restated in its entirety as follows:

“7. (a) Reserved.”

(ii) paragraph (c) of Section 7 of the Letter Agreement shall be amended to remove all references to paragraph (a) of Section 7 and all references to the Founder Shares (as such term is defined therein); and

(iii) any provisions related relating to the Private Placement Warrants (as defined therein) or Common Stock (as defined therein) underlying the Private Placement Warrants shall refer to the ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable, issued by ListCo to the holders of Private Placement Warrants in exchange for such warrants as contemplated by the Business Combination Agreement.

(b) For the avoidance of doubt, the amendment set forth in this Section 6 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

Section 7. Parent Lock-Up Agreement. Notwithstanding anything to the contrary set forth herein, in the event that, prior to the expiration of the Lock-Up Period, either (a) the transfer restrictions set forth in Section 1 of that certain Parent Lock-Up Agreement, dated as of the date hereof, by and among Parent, ListCo and the other parties signatory thereto (the “Parent Lock-Up Agreement”), are waived by ListCo or breached by Parent or another party thereto or (b) ListCo otherwise releases any of the holders party to the Parent Lock-Up Agreement of their respective obligations under Section 1 thereof, then ListCo shall (i) automatically be deemed to have waived or released the obligations of each of the Sponsor and the Supporting Sponsor Stockholders (each such party, a “Sponsor Holder”) under Section 3 hereunder, on the same terms as such waiver or release (or breach) under the Parent Lock-Up Agreement, solely, with respect to each Sponsor Holder, for a number of ListCo Covered Shares (rounded down to the nearest whole share) equal to (A)(1) the total number of ListCo Covered Shares held by such Sponsor Holder immediately prior to such waiver or release (or breach), divided by (2) the total number of ListCo Covered Shares multiplied by (B) the total number of ListCo Covered Shares (as defined in the Parent Lock-Up Agreement) subject to the waiver or release (or breach) under the Parent Lock-Up Agreement, and (ii) promptly notify each Sponsor Holder of such event.

Section 8. Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) the Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto; provided, that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to the Termination Date, and each Party shall be entitled to any remedies at law or in equity to recover Liabilities arising from any such breach. GG shall promptly notify each of Sponsor and each Supporting Sponsor Stockholder of the termination of the Business Combination Agreement promptly after the termination thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, Sections 2, 3(b) and 7 (in each case, solely in the event that this Agreement terminates at Closing as a result of the Closing occurring), 5(b)(ii) (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring and solely with respect to the provisions in Sections 8.06(a), (d) and (e) of the Business Combination Agreement that survive following the Closing) and Sections 12 through 16, shall survive the termination of this Agreement.

Section 9. No Recourse. Subject in all respects to the last sentence of this Section 9, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or relating to, this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Sponsor, the Supporting Sponsor Stockholders, GG, Parent or ListCo under this Agreement of or for any claim based upon, arising out of, or relating to, this Agreement. Notwithstanding the foregoing, nothing in this Section 9 shall limit, amend or waive any rights or obligations of any party to any other Transaction Document with respect to the other parties thereto.

Section 10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of GG Class F Shares, ListCo Class A ADSs, ListCo Class C-1 ADSs, ListCo Class C-2 ADSs, and/or ListCo AD Warrants; (b) each Supporting Sponsor Stockholder makes no agreement or understanding herein in any capacity other than in such Supporting Sponsor Stockholder’s capacity as a record holder and beneficial owner of GG Class F Shares and (c) nothing herein shall be construed to limit or affect any action or inaction by any representative of Sponsor or Supporting Sponsor Stockholder serving as a member of the board of directors (or other similar governing body) of GG or as an officer, employee or fiduciary of GG, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of GG.

Section 11. Representations and Warranties.

(a) Each of the Parties represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or similar action on its part and (iii) this Agreement has been duly and validly executed and delivered by each of the Parties and constitutes, a legal, valid and binding obligation of each such Party enforceable in accordance with its terms subject to the Enforceability Exceptions.

(b) Each of Sponsor and each Supporting Sponsor Stockholder hereby represents and warrants as of the date hereof to GG, Parent and ListCo (solely with respect to itself, himself or herself and not with respect to any other Party):

(i) The execution and delivery of this Agreement by such Person does not, and the performance by such Person of its, his or her obligations hereunder shall not, (A) if such Person is not an individual, result in any breach of any provision of the Governing Documents of such Person or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit ListCo Class A ADSs and ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable, to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of the Certificate of Merger under the applicable law of the State of Delaware, (4) the GG Shareholder Approval or (5) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably expected to be, individually or in the aggregate, material to such Person, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

(ii) Such Person is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the GG Class A Shares, GG Class F Shares and/or the GG Warrants as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, GG’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Letter Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of such Person to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The Equity Securities set forth in such beneficial ownership reports filed with the SEC are the only Equity Securities in GG owned of record or beneficially by such Person on the date of this Agreement, and none of such Equity Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Equity Securities, except as provided hereunder and under the Letter Agreement.

(iii) As of the date hereof, there are no Proceedings pending against such Person, or to the knowledge of such Person threatened against it, before (or, in the case of threatened Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement or the Letter Agreement.

(iv) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the GG Disclosure Schedules, based upon arrangements made by such Person and for which GG or any of its Affiliates may become liable.

(v) Such Person understands and acknowledges that each of GG, Parent and ListCo is entering into the Business Combination Agreement in reliance upon such Person’s execution and delivery of this Agreement.

Section 12. Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as set forth in Section 9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 13. Further Assurances. Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

Section 14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Sponsor:

Gores Guggenheim Sponsor LLC

6260 Lookout Road

Boulder, CO 80301

Attention: Andrew McBride

E-mail: amcbride@gores.com

with a required copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manages LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Kyle C. Krpata; James Griffen

Email: kyle.krpata@weil.com; james.griffen@weil.com

If to GG:

Gores Guggenheim, Inc.

6260 Lookout Road

Boulder, CO 80301

Attention: Andrew McBride

E-mail: amcbride@gores.com

with a required copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manages LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Kyle C. Krpata; James Griffen

Email: kyle.krpata@weil.com; james.griffen@weil.com

If to Parent and ListCo:

Polestar Automotive Holding Limited

13/F, Gloucester Tower, The Landmark

15 Queen’s Road Central, Central

Hong Kong

Attn: Yaru Li

Email: yaru.li@polestar.com

with a required copy (which shall not constitute notice) to:

Polestar Automotive Holding UK Limited

13/F, Gloucester Tower, The Landmark

15 Queen’s Road Central, Central

Hong Kong

Attn: Mikael Alkmark

Email: Mikael.alkmark@polestar.com

with a required copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Eric L. Schiele, P.C., David B. Feirstein, P.C., Marshall P. Shaffer, P.C.

Email: eric.schiele@kirkland.com; david.feirstein@kirkland.com; marshall.shaffer@kirkland.com

If to any Supporting Sponsor Stockholder, to such Stockholder’s address as set forth opposite its name in the signature page hereto.

Section 15. Waiver. No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein or (b) provision of this Agreement may be granted or waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 16. Incorporation by Reference. Sections 1.02 (Construction); 11.03 (Assignment); 11.06 (Governing Law); 11.07 (Captions; Counterparts); 11.09 (Entire Agreement); 11.10 (Amendments); 11.11 (Severability); 11.12 (Jurisdiction); 11.13 (Waiver of Jury Trial); 11.14 (Enforcement) and 11.16 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

GORES GUGGENHEIM SPONSOR LLC

By:	/s/ Alec Gores
Name: Alec Gores
Title: Chairman

GORES GUGGENHEIM, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer

POLESTAR AUTOMOTIVE HOLDING LIMITED

By:	/s/ Lars Danielson
Name: Lars Danielson
Title: Director

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:	/s/ Jan Mikael Alkmark
Name: Jan Mikael Alkmark
Title: Director

[Signature Page to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

SUPPORTING SPONSOR STOCKHOLDER

By:	/s/ Randall Bort
Name: Randall Bort

Address for Notice:

Attention:
Facsimile: E-mail:

[Signature Page to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

SUPPORTING SPONSOR STOCKHOLDER

By:	/s/ Nancy Tellem
Name: Nancy Tellem

Address for Notice:

Attention:
Facsimile: E-mail:

[Signature Page to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

SUPPORTING SPONSOR STOCKHOLDER

By:	/s/ Elizabeth Marcellino
Name: Elizabeth Marcellino

Address for Notice:

Attention:
Facsimile: E-mail:

[Signature Page to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]